Exhibit11(a)
                       ACCESS CORPORATION
         CALCULATION OF NET EARNINGS PER COMMON SHARE
                     AND COMMON SHARE EQUIVALENT

                                                  Three Months Ended
                                                     October 31,
                                                  1997          1996
                                                  -------------------------
NET EARNINGS APPLICABLE TO COMMON SHARES AND
  COMMON SHARE EQUIVALENTS:
     Net Earnings                                 $  (29,905)   $  (136,822)

     Preferred Dividend                                 -              -

     Net Earnings Applicable to Common Shares and
     Common Share Equivalents                     $  (29,905)  $  (136,822)

CALCULATION OF PRIMARY NET EARNINGS PER
  COMMON SHARE AND COMMON SHARE EQUIVALENTS:
       Average Number of Common Shares and Common
       Share Equivalents Outstanding               4,865,559    4,865,559

PRIMARY NET EARNINGS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT:
     Net Earnings per Common Share and Common Share
     Equivalents after Discontinued Operations    $    (0.01)  $    (0.03)
                                                  ============ ===========



a) Common Share Equivalents have not been included as their inclusion would be anti-dilutive or dilution is less than 3%